Exhibit 3.3

WC-371058 Certificate Of Incorporation I, JOY A. RANKINE Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by Oaktree Acquisition Corp. III an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 2nd day of February Two Thousand Twenty-One Given under my hand and Seal at George Town in the Island of Grand Cayman this 2nd day of February Two Thousand Twenty-One Assistant Registrar of Companies, Cayman Islands. Authorisation Code : 907295779918 www.verify.gov.ky 03 February 2021